Exhibit 5.1

Crown Castle International Corp.

1220 Augusta Drive, Suite 500

Houston, Texas 77057

December 18, 2009

Crown Castle International Corp.

1220 Augusta Drive, Suite 500

Houston, Texas 77057

Ladies and Gentlemen:

I am the Associate General Counsel of Crown Castle International Corp., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation of this Registration Statement on Form S-8 which relates to the registration of 5,300,000 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”), issuable pursuant to the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) and 2004 Stock Incentive Plan (the “2004 Plan,” and, together with the 2001 Plan, the “Plans”).

In connection therewith, I have examined: (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended; (ii) the Plans; (iii) the registration statement on Form S-8 (registration statement No. 333-101008) filed on November 5, 2002 covering the registration of eight million (8,000,000) shares of Common Stock under the 2001 Plan, (iv) the registration statement on Form S-8 (registration statement No. 333-118659) filed on August 30, 2004 covering the registration of sixteen million (16,000,000) shares of Common Stock under the 2004 Plan; (v) this registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”); and (vi) such other documents, corporate records, certificates and other instruments as I have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies. Furthermore, I have assumed that prices to be paid for the Shares will equal or exceed the par value per share of the Common Stock.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, I am of the opinion that the Shares, which may be issued from time to time pursuant to the terms of the Plans, have been duly authorized for issuance and, when so issued in accordance with the respective terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Constitution of Delaware and the reported judicial decisions interpreting these laws). For the purposes of this opinion, I assume that the Shares will be issued in compliance with the applicable state securities or blue sky laws.

I express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are given as of the date hereof, and I undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, however, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Donald J. Reid, Jr.
Associate General Counsel & Corporate Secretary